                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/X/  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             AMSERV HEALTHCARE INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

          June 2, 1995

                               AMSERV HEALTHCARE
- --------------------------------------------------------------------------------
                THE VALUE OF YOUR INVESTMENT IS IN YOUR HANDS!
              KEEP THE FOCUS ON THE REAL ISSUE--SHAREHOLDER VALUE!

April 15, 1966

Dear Fellow Shareholder:

We are writing to you because, as outside Directors of your Board, we are deeply concerned that the real issue standing before AMSERV shareholders may get blurred by Thomas Clarke's mud-slinging tactics and innuendo. As you know, Mr. Clarke and his Stockbridge Investment Partners are conducting a consent solicitation to unseat the current Board, install Clarke's hand-picked slate and implement the so-called "Stockbridge Plan." We believe Clarke's true intent is to gain control of your Company without paying you anything and then force a merger with York Hannover Pharmaceuticals, Inc. ('York"), his debt-ridden subsidiary -- a transaction beneficial to the Stockbridge Group only.

WE URGE YOU TO READ CLARKE'S MATERIAL CAREFULLY: you will find many misleading and false statements, as well as inflammatory and untrue allegations about AMSERV's President and Directors. Rhetoric and unwarranted personal attacks will not maximize the value of your investment: we urge you to focus instead on comparing the benefits of the proposed merger with Star Multi Care Services, Inc. ("Star") to the "Stockbridge Plan."

                              LOOK AT THE FACTS--
                      THE INCUMBENT BOARD IS COMMITTED TO
                       GREATER VALUE FOR ALL SHAREHOLDERS

After an extensive review of possible business combinations, your Board concluded that a merger with Star is in the best interest of all shareholders.

Critical in our determination that Star's proposal was superior to all others were these facts:

- - Star is an established public company, traded on NASDAQ, with annualized sales of $35 million and an impressive track record of 16 CONSECUTIVE QUARTERS OF RECORD SALES AND EARNINGS. A copy of Star's 3rd quarter earnings release is enclosed for your information.

- - The merger of Star and AMSERV would result in a combined company with sales of approximately $50 million, similar lines of business, close geographic locations, and significant cost savings from the consolidation of corporate functions. The "Stockbridge Plan" cannot produce these benefits.

- - On the day Star's merger proposal was selected by the Board, there was a premium of 12% for AMSERV's shareholders. We believe that the premium will increase after the merger because of the savings from the consolidation.

It is our unanimous opinion that a merger with Star is an excellent opportunity for all shareholders.

AMSERV HEALTHCARE INC - 3252 Holiday Court, Suite 204 - La Jolla, CA 92037 -
(619) 597-1000

                        FACTS YOU SHOULD KNOW ABOUT YORK

Consider the reality behind Mr. Clarke's persistent attempts to merge AMSERV with York.

- - York has no business operations. Its primary asset is a minority interest in a small partnership.

- - In spite of repeated requests by AMSERV's Board during the last year, no audited financials have ever been provided for York. If you are considering giving your vote to Clarke, first call (413) 448-2111 and ask him for York's financial statements.

- - Stockbridge proposed that AMSERV merge with York, a company with debt of $2,179,876 -- or 78% of their 1995 sales of $2,780,095 -- and net loss of
$535,970, according to a leading credit service, at December 31, 1995. Although Clarke complains of Star having "only" $271,415 in cash as of November 30, 1995, York had only $15,914 in cash as of December 31, 1995.

In return, Stockbridge wanted to be given 1,200,000 shares of AMSERV stock. Stockbridge and its affiliates would then own 1,402,844 shares, of 32.2% of AMSERV, giving Clarke control of your Company for nothing.

- - FOR THE ABOVE REASONS, STOCKBRIDGE'S PROPOSAL WAS DEEMED INFERIOR TO STAR'S AND OTHER PROPOSALS.

We believe Clarke's real business is trying to take over companies through shareholder consent solicitations without paying shareholders a cent. This is the second time in two years he has tried to take control of a public company. AMSERV is indeed an attractive target considering that under current management, sales have more than doubled, the Company is very profitable, and the balance sheet is debt-free with $2.5 million in cash and cash equivalents.

                 THE CHOICE IS YOURS ... WATCH YOUR POCKETBOOK!

The vote is now in your hands: you must decide whether to back the current Board who are working toward the merger with Star to increase shareholder value, or Tom Clarke and his shadow "Stockbridge Plan" that does nothing more than give him a free hand to do what he wants with your Company. Do not allow yourself to be distracted by Mr. Clarke's baseless personal attacks and misleading statements.

AS LONG-TERM MAJOR SHAREHOLDERS WE URGE YOU TO PROTECT YOUR INVESTMENT by supporting our efforts to maximize shareholder value through the merger with Star. Please sign, date and return the enclosed WHITE revocation of consent card today in the envelope provided, even if you have done so previously.

Thank you,

Michael A. Robinton
Director since 1981

Melvin L. Katten
Director since 1985

George A. Rogers
Director since 1987

Ben L. Spinelli
Director since 1995

           As a group, these directors own a total of 248,868 shares.

             PLEASE COMPLETE YOUR WHITE REVOCATION OF CONSENT CARD
                           AS SHOWN IN THIS EXAMPLE:

PLACE AN X IN THE REVOCATION BOXES

/X/   Please mark your
      votes as this
      example


THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A REVOCATION TO PROPOSALS NO 1 AND NO. 2

STOCKBRIDGE INVESTMENT PARTNERS, INC. PROPOSAL NO.1
Resolution that all of the present members of the Board of Directors of the Company and any person or persons elected or apointed to the Board of Directors prior to the effective date of the proposed actions are hereby removed without cause as directors of the Company.

REVOCATION
The undersigned hereby revokes any and all consents and proxies for consents which the undersigned may have given for Stockbridge s Proposal No. 1
                                                                            /x/

NON-REVOCATION
The undersigned does not revoke any consents and proxies for consents which the undersigned may have given for Stockbridge s Proposal No. 1
                                                                            / /


STOCKBRIDGE INVESTMENT PARTNERS, INC. PROPOSAL NO. 2
Resolution that Thomas M. Clarke, Lawrence B. Cummings, Dr. Stanley J. Evans, Thomas A. White and Brian A. Lingard are elected as directors of the Company or if the vacancies on the Board of Directors occasioned by the foregoing removal of the directors, to serve in that capacity until their successors are duly elected and qualified.

REVOCATION
The undersigned hereby revokes any and all consents and proxies for consents which the undersigned may have given for Stockbridge s Proposal No. 2 (except
with respect to the Stockbridge nominees listed below).                     /x/

NON-REVOCATION
The undersigned does not revoke any consents or proxies for consents which the undersigned may have given for Stockbridge s Proposal No. 2
                                                                            / /

(INSTRUCTION: To revoke any and all consents and proxies for consents for Stockbridge s Proposal No. 2, mark the REVOCATION box: to not revoke any consents or proxies for consents for Stockbridge s Proposal No. 2, mark the NON-REVOCATION box; and to revoke any and all consents and proxies for consents only with respect to certain of the Stockbridge nominees for director, mark the REVOCATION box and write in the space provided below the names of those nominees for which consents and proxies for consents are NOT to be revoked.)

Please indicate your opposition to the Stockbridge proposals by marking the boxes for Revocation and signing, dating and mailing this revocation card promptly, using the enclosed postage-paid envelope. If you mark any of the boxes for Non-Revocation, any consent you may have given to that particular Stockbridge proposal will not be revoked. If you need additional revocation cards or assistance call Georgeson & Company Inc., toll free at (800) 223-2064.

Revocations of consent can only be given by a stockholder of record.

SIGNATURE(S)                  Your Signature(s)                  DATE
            ------------------                 ------------------

Please sign you name above exactly as it appears hereon and date your card. When shares registered in the name of more than one person, the revocation card should be signed by all named holders. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.

SIGN YOUR NAME EXACTLY AS IT APPEARS ON THE CARD. IF THE SHARES ARE REGISTERED IN THE NAME OF MORE THAN ONE PERSON, ALL NAMED HOLDERS SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

- -------------------------------------------------------------------------------

If your shares of Common Stock are held in the name of a bank of brokerage firm, only that firm can execute a revocation of consent on your behalf.

Please contact the person responsible for your account and give instructions for a WHITE revocation of consent card to be voted REVOKING CONSENT on all items.

If you have questions or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies:

GEORGESON & COMPANY INC.
TOLL FREE: 1-800-223-2064
BANKS & BROKERS CALL: 212-440-9800

INTERNET: World Wide Web http://www.georgeson.com

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

   STAR
MUTICARE
   SERVICES, INC.

                                  NEWS RELEASE

                             FOR IMMEDIATE RELEASE

COMPANY Stephen Sternbach
CONTACT: (718) 488-7300

                         STAR MULTI CARE REPORTS RECORD
                       THIRD QUARTER/NINE MONTHS RESULTS

      HICKSVILLE, NEW YORK, March 27, 1996 . . . Star Multi Care Services, Inc. (NASDAQ, NM: SMCS) today reported record results for the third quarter and nine months ended February 29, 1996.

      Third quarter sales climbed 36 percent, to $8,923,446, from $6,544,554 for the same period of fiscal 1995. Net income was $257,056, or 10 cents per share, up 50 percent from $170,857, or seven cents per share in the comparable quarter last year.

      Sales for the nine months rose 34 percent, to $26,468,086, from $19,684,818 for the nine months of the prior year. Net income increased 61 percent, to $750,026, or 28 cents per share, from $467,082, or 20 cents per share for the same period of fiscal 1995.

      "Star Multi Care has recorded 16 consecutive quarters of record revenues and eamings, reflecting strong demand for our services in the high-growth markets we have targeted, and the success of our selective acquisition program. The definitive agreement to acquire Amserv Healthcare, Inc., announced during the third quarter, will add Ohio and New Jersey to our service area and introduce our efficient, cost- effective healthcare concepts to additional medical facilities and patients in the Northeast", Stephen Sternbach, president and CEO of Star, said.

      Star Multi Care Services is a primary provider of proprietary, custodial and high-tech health care services, and staffing to hospitals and other medical facilities throughout the New York City metropolitan area, upstate New York and southeastern Florida.

                   26 COURT STREET  BROOKLYN, NEW YORK 11242
                         718/488-7300 FAX 718/802-1525

- -2-
STAR MULTI CARE SERVICES, INC.

Financial Highlights (Unaudited)

                   For the Three Months Ended       For the Nine Months Ended
                     2/29/96         2/29/95        2/29/96          2/29/95
Sales              $8,923,446       $6,544,554    $26,468,086      $19,684,818
Earnings
  before
  taxes               435,056          299,857      1,270,026          820,082
Taxes                 178,000          129,000        520,000          353,000
Net earnings          257,056          170,857        750,026          467,082
Earnings per
  share                  $.10             $.07           $.28             $.20
Average shares
  outstanding       2,704,187        2,282,032      2,704,187        2,282,032



CONSOLIDATED BALANCE SHEETS

                                        February 29, 1996        May 31, 1995
ASSETS:
Current Assets                             $ 8,567,958            $ 6,331,686
Property and Equipment, Net                    298,024                260,333
Other Assets                                 3,401,927              3,521,712
  Total Assets                             $12,267,909            $10,113,731

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities                        $ 2,003,549            $ 2,024,225
Other Liabilities                            3,531,250              2,125,000
Shareholders' Equity                         6,733,110              5,964,506
  Total Liabilities and
    Shareholders' Equity                   $12,267,909            $10,113,731

Note: Interim results are subject to audit and adjustments at the end of the fiscal year.

                                      ####